Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Resignation of CFO

DALLAS, October 16, 2009 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq:FFEX) announced today the resignation of Ronald J. Knutson, effective November 6, 2009, as Senior Vice President and Chief Financial Officer.  Mr. Knutson will be departing to pursue an opportunity located near Chicago, Illinois, with a non-competitor.  Mr. Knutson will continue as Chief Financial Officer of Frozen Food Express Industries through the reporting of the Company’s financial results for the third quarter ended September 30, 2009.

“We greatly appreciate Ron’s efforts and contributions to the business and wish him much success in the future,” said Stoney “Mit” Stubbs, Chairman and Chief Executive Officer.  “Ron led the effort to further integrate finance into the organization and was able to build a strong financial team which should allow for a seamless transition.  We were fortunate to have Ron as part of the team.  The Board of Directors and the rest of the FFE team wish to thank Ron for his efforts and commitment to the Company.”

The Company intends to appoint John R. McManama, currently Vice President, Finance of FFE Transportation Services, Inc., a principal subsidiary of the Company, as Vice President and Interim Chief Financial Officer and Treasurer effective November 6, 2009.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffex.net. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

CONTACT: Frozen Food Express Industries, Inc.
         Russell Stubbs, SVP and COO
         John Hickerson, SVP and CMO
         Ronald Knutson, SVP and CFO
         (214) 630-8090
         ir@ffex.net